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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


                                  INTRODUCTION

       This STOCK PURCHASE AGREEMENT is dated as of March 17, 1996. The parties are George Mateljan, Jr. (the "SHAREHOLDER"), being the sole owner of all of the issued and outstanding shares of capital stock of Health Valley Foods, Inc. and Health Valley Manufacturing Company (severally the "COMPANY" and jointly the "COMPANIES"), and Health Valley Company (the "BUYER"). The Companies are California corporations and the Buyer is a Delaware corporation.

                                   BACKGROUND

       The Shareholder owns all of the issued and outstanding shares of capital stock of the Companies (the "STOCKS"). The Buyer desires to purchase from the Shareholder, and the Shareholder desires to sell to the Buyer, all of the Stocks in exchange for the consideration set forth herein in accordance with the terms and conditions set forth in this Agreement.

       NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                              TERMS AND CONDITIONS

1. Definitions. For convenience and brevity, in addition to terms elsewhere defined herein, certain terms used in various parts of this Agreement are listed in alphabetical order and defined or referred to below (such terms to be equally applicable to both singular and plural forms of the terms defined).

       "ACQUISITION" means the acquisition of all of the Stocks by the Buyer and all related transactions provided for in or contemplated by this Agreement, the Ancillary Documents or any Exhibit hereto.

       "AGREEMENT" means this Stock Purchase Agreement.

       "ANCILLARY DOCUMENTS" means the Escrow Agreement, the Option Agreement, the License Agreement, the State Tax Escrow Agreement, the Shareholder Noncompetition Agreement and the Roof Repair Escrow Agreement.

       "ASSETS" means all of either of the Companies' assets, properties, business, goodwill and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated and whether or not reflected on the Latest Year-End Balance Sheet including, without limitation, rights to existing books and refunds of federal and state





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       taxes of the Companies shown on the Latest Year-End Balance Sheet as a negative liability - federal and state income taxes payable (the "KNOWN REFUND").

       "AUDITED FINANCIAL STATEMENTS" means the audited consolidated balance sheet of the Companies as of December 31, 1995, and the related audited consolidated statements of income, retained earnings and cash flow for the year then ended, and the notes thereto, accompanied by an opinion of Coopers & Lybrand that, in its opinion, such balance sheet and statements of income, retained earnings and cash flow reflect the consolidated financial condition of the Companies in accordance with GAAP, as of such date, and the results of operations and cash flow for the period then ended in accordance with GAAP, which opinion shall be unqualified except possibly as to the impairment of certain assets classified as construction-in-process on the Latest Year-End Balance Sheet and the going concern of the Companies.

       "BUSINESS" means the existing and prospective business, operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive position, raw materials and other supplies, customers and customer relations and personnel and personnel relations of either of the Companies.

       "BUSINESS DAY" means any calendar day which is not a Saturday, Sunday or public holiday on which banks are closed under the laws of California.

       "BUYER" means Health Valley Company, a Delaware corporation.

       "BUYER'S SPECIAL DAMAGES" means Buyer's Damages resulting from, relating to or arising out of:

              (a) any breach of, or inaccuracy in, the Tax Representation, the Capitalization Representation or the Environmental Representations;

              (b)    any claim with respect to any of the matters set forth in
                     Section 8.1(B)(1), (3), (4), (5), (6) or (7);

              (c) any intentional or knowing breach or violation by the Shareholder of any covenant or agreement contained in
                     Section 6 of this Agreement;

              (d)    any breach of Section 3.2 hereof; and

              (e) any claim arising out of the fraudulent actions or fraudulent misconduct of the Shareholder, personally, or by the Companies, but only to the extent personally directed by the Shareholder.

       "BUYER'S REGULAR DAMAGES" means any Buyer's Damages, other than Buyer's Special Damages.





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       "CLAIM NOTICE" is defined in Section 8.2(A).

       "CLOSING" and "CLOSING DATE" are defined in Section 3.1.

       "CODE" means the Internal Revenue Code of 1986, as amended.

       "COMPANIES" means Health Valley Foods, Inc. and Health Valley Manufacturing Company, each of which is a California corporation.

       "CONTRACT" means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any person or its property under applicable law.

       "COPYRIGHTS" means registered copyrights, copyright applications and unregistered copyrights.

       "COURT ORDER" means any judgment, decree, injunction, order, ruling or similar action of any federal, state or local court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

       "DEFAULT" means (i) a breach of or default under any Contract, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

       "EMPLOYEE BENEFIT PLANS" means "employee benefit plans" as defined in section 3(3) of ERISA and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of either of the Companies, or any dependent or beneficiary thereof, which are now or have been maintained by either of the Companies, or any affiliate or under which either of the Companies or any affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical disability, share purchase or other similar plans, policies, programs, practices or arrangements.

       "ENVIRONMENTAL LAWS" means all Regulations relating to environmental safety, or health matters, including but not limited to, those relating to the release or threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of Hazardous Substances in any manner applicable to either of the Companies or the Assets.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.





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       "ESCROW AGENT" means a bank or financial institution, mutually selected by the Buyer and the Shareholder, to serve as the escrow agent under the Escrow Agreement and the State Escrow Agreement.

       "ESCROW AGREEMENT" means an escrow agreement among the Shareholder, the Buyer and the Escrow Agent substantially in the form of EXHIBIT A.

       "ESCROW AMOUNT" means an amount equal to 10% of the difference between
       (a) $32,000,000 and (b) the sum of (i) the Funded Indebtedness as of the Closing Date, less $664,964, and (ii) the Transaction Costs through the Closing.

       "ESCROW FUND" means the Escrow Amount in cash which is deposited with, and held and disbursed by, the Escrow Agent in accordance with this Agreement and the Escrow Agreement together with the investment income thereon.

       "FUNDED INDEBTEDNESS" means all liabilities and obligations of the Companies, or either of them, outstanding as of December 31, 1995 or arising at any time thereafter but prior to the Closing Date, under those certain agreements relating to (i) indebtedness for borrowed money, (ii) capitalized leases and (iii) the "Capital lease equivalents" listed on EXHIBIT B hereto (the "FUNDED INDEBTEDNESS EXHIBIT") and all liabilities and obligations of the Companies, or either of them, for other indebtedness for borrowed money.

       "GAAP" means generally accepted accounting principles consistently applied.

       "HAZARDOUS SUBSTANCES" means (a) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "medical waste," "toxic pollutants," "contaminants," "pollutants," "toxic substances," or words of similar import under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, or any radioactive materials, (c) asbestos and asbestos-containing materials in any form which is or could become friable, (d) radon gas, urea, formaldehyde, foam insulation, dielectric fluid, and polychlorinated bipbenyls, and (e) any other chemical, material or substance which is prohibited, limited, or regulated by any governmental authority.

       "INTELLECTUAL PROPERTY" means Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including, without limitation, any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

       "IRS" means the Internal Revenue Service.

       "LATEST YEAR-END BALANCE SHEET" and "LATEST YEAR-END BALANCE SHEET DATE" are defined in Section 4.7.





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       "LATEST YEAR-END FINANCIAL STATEMENTS" has the meaning ascribed to it in
       Section 4.7 hereof.

       "LIABILITY" means any direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type whether accrued, absolute, contingent, matured, unmatured or other.

       "LICENSES" means licenses, franchises, permits, easements, rights and other authorizations.

       "LIEN" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

       "LIENHOLDER" means the bolder of or other person entitled to any benefits arising under any Lien.

       "LITIGATION" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry involving or affecting the Companies, the Business, the Assets or any Contracts to which either of the Companies is party or by which either of them or any of the Assets or the Business may be bound or affected.

       "NOTICE PERIOD" is defined in Section 8.2(A).

       "OPTION AGREEMENT" means that certain Option Agreement between the Buyer and the Shareholder in the form attached hereto as EXHIBIT C.

       "OPTIONS" means the options to purchase common stock of the Buyer to be granted to the Shareholder pursuant to the Option Agreement.

       "OVERDRAFT DEBT AMOUNT" means the aggregate amount of the portion of the Identified Checks which constitute or represent a payment of principal of indebtedness for borrowed money, capitalized leases or Capital lease equivalents. The Identified Checks shall be determined in the following manner:

              1. The Companies and the Buyer shall prepare a list of all checks issued by either of the Companies that did not clear the respective bank accounts on which such checks were drawn as of December 31, 1995 (the "LISTED CHECKS").





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              2.     The Companies and the Buyer shall list the Listed Checks
                     in reverse order by check number, until the aggregate amount of the Listed Checks equals $709,657 (the "OVERDRAFT CHECKS").

              3. The Companies and the Buyer shall identify the Overdraft Checks which constitute or represent a payment of principal of indebtedness for borrowed money, capitalized leases or Capital lease equivalents (the "IDENTIFIED CHECKS").

       "PATENTS" means all patents and patent applications.

       "PBGC" means the Pension Benefit Guaranty Corporation.

       "PENSION PLANS" means "employee pension benefit plans" as defined in section 3(2) of ERISA.

       "PERMITTED LIENS" means liens for real estate taxes not yet due and payable.

       "PURCHASE PRICE" shall mean the Options and aggregate amount of Thirty-two Million Dollars ($32,000,000).

       "REGULATION" means any statute, law, ordinance, regulation, order, rule or rule of common law and of any federal, state, local or other governmental agency or body or of any other type of regulatory body, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust wage and hour, and price and wage control matters.

       "ROOF REPAIR AGREEMENT" means an escrow agreement between the Buyer, the Shareholder and the Escrow Agent in substantially the form of the Escrow Agreement and otherwise reasonably acceptable to the Buyer and the Shareholder, pursuant to which an amount equal to the aggregate estimate of the contractors or contractors hired in connection therewith of the costs for the repair, reconstruction or replacement of the roofs on the existing facilities of the Companies (and reasonably agreed to by and among the Companies, the Shareholder and the lessor of such facilities) pursuant to Section 8.1(B)(7) hereof (the "ROOF REPAIR ESCROW AMOUNT") shall be deposited into escrow in order to secure the Shareholder's liability to indemnify the Buyer pursuant to Section B.1(B)(7) hereof.

       "SHAREHOLDER" means George Mateljan, Jr., who is the owner of all of the Stocks.

       "SHAREHOLDER NONCOMPETITION AGREEMENT" means the Noncompetition Agreement between the Buyer and the Shareholder in the form attached hereto as EXHIBIT D.





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       "STATE TAXES" means all Taxes, but only with respect to those states listed on EXHIBIT E hereto, relating to periods ending on or prior to the Closing Date.

       "STATE TAX ESCROW AGREEMENT" means an escrow agreement among the Buyer, the Shareholder and the Escrow Agent, in substantially the form of the Escrow Agreement and otherwise reasonably acceptable to the Buyer and the Shareholder, pursuant to which $350,000 of the Purchase Price (the "STATE TAX ESCROW AMOUNT") shall be deposited into escrow in order to secure the Shareholder's obligation to indemnify the Buyer for State Taxes and the reasonable fees and expenses of a "Big-Six" certified public accounting firm and, if such accounting firm determines necessary, legal counsel specializing in state tax matters reasonably acceptable to the Shareholder and the Buyer relating to the preparation and filing of any tax returns for such State Taxes, and the prosecution or settlement of such State Taxes.

       "STOCKS" means 5,500 shares of the Common Stock of Health Valley Foods, Inc., which constitutes all of the issued and outstanding capital stock of Health Valley Foods, Inc., and 30,000 shares of the Common Stock of Health Valley Manufacturing Company, which constitutes all of the issued and outstanding capital stock of Health Valley Manufacturing Company.

       "TAXES" shall mean and include, collectively, all foreign, federal state and local taxes imposed by any taxing authority, including, without limitation, income, gross receipts, net proceeds, alternative, add-on, minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, environmental, occupational, interest equations windfall profits and severance taxes, and all other like governmental charges, together with any interest additions to tax and penalties thereon.

       "TAX REFUNDS" shall mean and include all refunds and credits received or utilized by or on behalf of either Company for California State Taxes paid by either Company with respect to periods ending on or prior to the Closing Date, arising solely as a result of the payment of State Taxes (other than State Taxes paid by the Companies prior to the Closing
       Date).

       "TRADEMARKS" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks, tradenames and service marks.

       "TRANSACTION COSTS" means (i) all legal fees and expenses of counsel incurred by the Shareholder or the Companies for services rendered from and after February 1, 1996 in connection with the preparation, negotiation and execution of that certain memorandum of agreed to business principles, dated February 16, 1996, and this Agreement and the consummations of the transactions contemplated hereby, (ii) the fees, expenses and other commissions of Wasserstein Perella & Co., (iii) any amounts owed by either of the





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       Companies to Ray L'Heureux due to a change in the control of either of the Companies, and (iv) all legal fees and expenses of counsel incurred by the Shareholder or the Companies for services rendered from January 1, 1996 through January 31, 1996, in connection with the preparation, negotiation and execution of that certain memorandum of agreed to business principles, dated February 16, 1996, and this Agreement and the consummations of the transactions contemplated hereby, to the extent such fees and expenses exceed $15,500.


2.     Sale and Purchase of the Stocks.

              2.1 Sale and Purchase of the Stocks. Subject to the terms and conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, at the Closing the Shareholder shall sell to the Buyer and the Buyer shall purchase from the Shareholder all of the Stocks, free and clear of all Liens, for a purchase price equal to the Purchase Price.

              2.2 Default by the Shareholder at the Closing. The Shareholder acknowledges that the Stocks are unique and otherwise not available and agree that in addition to any other remedies, the Buyer may invoke any equitable remedies to enforce delivery of the Stocks hereunder, including, without limitation, an action or suit for specific performance.


3.     Closing.

              3.1 Closing Date. The Closing (the "CLOSING") of the sale and purchase of the Stocks shall take place at the offices of Weinstock, Manion, Reisman, Shore & Neumann, 1988 Century Park East, Suite 800, Los Angeles, California at 10:00 a.m. local time, on April 10, 1996, or at such other time or place or on such other date as the Buyer and the Shareholder may agree to in writing. The date of the Closing is hereinafter sometimes referred to as the CLOSING DATE.

              3.2    Deliveries.

              (A) At the Closing, subject to the provisions of this Agreement the Shareholder shall deliver to the Buyer, free and clear of all Liens, the certificates for the Stocks in negotiable form, duly endorsed in blank, or with separate notarized stock transfer powers attached thereto and signed in blank, in exchange for (i) the delivery by the Buyer to the Shareholder, or in the event any Funded Indebtedness or Transaction Costs remain outstanding as of the Closing, to the person or entity to which either of the Companies or the Shareholder are obligated with respect to such Funded Indebtedness or Transaction Costs to the extent thereof (but only out of the funds referred to in the following clause (b)),





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              of (a) an Option Agreement, duly executed by the Buyer, and (b)
              the wire transfer into an account to be designated by the Shareholder of an amount equal to the difference between (I) 90% of the difference between (1) $32,000,000 and (2) the sum of the Funded Indebtedness as of the Closing Date, less $664,964, and the Transaction Costs through the Closing and (II) the sum of the State Tax Escrow Amount and the Roof Repair Escrow Amount, and
              (ii) the wire transfer or other delivery by the Buyer to the Escrow Agent of (X) the Escrow Amount which, amount shall be held and eventually disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement, (Y) the State Tax Escrow Amount which amount shall be held and eventually disbursed by the Escrow Agent in accordance with the State Tax Escrow Agreement and (Z) the Roof Repair Escrow Amount, which amount shall be held and eventually disbursed by the Escrow Agent in accordance with the Roof Repair Escrow Agreement.

              (B) At the Closing, the Shareholder will deliver to the Buyer the written resignations of all the directors and officers of either of the Companies, and all plan fiduciaries of all Employee Benefit Plans, effective as of the Closing except for such directors, officers and plan fiduciaries as the Buyer shall designate in writing.

              (C) At the Closing, the Shareholder shall also deliver to the Buyer, and the Buyer shall deliver to the Shareholder, the certificates, opinions and other instruments and documents referred to in Sections 9 and 10, respectively.

              (D) At the Closing, the Shareholder shall pay or cause to be paid, out of the amount to be paid pursuant to item (A)(i)(b) above, all Funded Indebtedness (other than capitalized leases and Capital lease equivalents listed on the Funded Indebtedness Exhibit) and Transaction Costs and shall obtain from each holder of Funded Indebtedness (other than holders of capitalized leases and capital lease equivalents listed on the Funded Indebtedness Exhibit) and each person or entity to which either of the Companies or the Shareholder is obligated with respect to Transaction Costs a release of the Companies with respect to such Funded Indebtedness or Transaction Costs.

              (E) In the event that any Funded Indebtedness (other than interest on such Funded Indebtedness paid in the ordinary course of business) or Transaction Costs have been paid after December 31, 1995 and on or prior to the date hereof, or are paid after the date hereof and prior to the Closing Date, by either of the Companies, the Shareholder shall reimburse the Companies, at the Closing, for all such Funded Indebtedness or Transaction Costs.





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              (F)    At the Closing, the Shareholder shall repay to the
              Companies all loans made by either of the Companies to the Shareholder that are outstanding on the Closing Date.

              (G) Without duplicating any obligation set forth in (D) above, at the Closing, the Shareholder shall pay to the Buyer, out of the amount to be paid to the Shareholder pursuant to item
              (A)(i)(b) above, an amount equal to the difference between (1) the then aggregate outstanding balance or principal with respect to all capitalized leases and "Capital lease equivalents" listed on the Funded Indebtedness Exhibit and (2) $664,964.

              (H) At the Closing, the Shareholder shall pay to the Buyer, out of the amount to be paid to the Shareholder pursuant to item
              (A)(i)(b) above, an amount equal to the aggregate amount paid by the Companies for Roof Repairs prior to the Closing.

              (I) At the Closing, the Shareholder shall pay to the Buyer, out of the amount to be paid to the Shareholder pursuant to item
              (A)(i)(b) above, an amount equal to the Overdraft Debt Amount.

       3.3 Termination. In the event that the Closing shall not have taken place on or before April 15, 1996, or such later date as shall be mutually agreed to in writing by the Buyer and the Shareholder, all of the rights and obligations of the parties under this Agreement shall terminate without liability, except for liability with respect to a party in the event the Closing does not occur and this Agreement terminates by reason of a default or breach by such party.


4. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Buyer that, as of the date hereof, except as set forth on a Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

       4.1 Organization and Standing. The Companies are corporations duly organized, validly existing and in good standing under the laws of California, having full power and authority to carry on the Business as it has been and is now being conducted and to own, lease and operate the Assets. Each of the Companies is duly qualified to do business and in good standing in every jurisdiction in which the Business or the character of the Assets requires such qualification, all of which jurisdictions are disclosed in the Disclosure Schedule. Neither of the Companies has any subsidiaries or any stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.





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       4.2    Capitalization and Stock Ownership. The Companies' authorized capital stock consists of 1,000,000 shares of Common Stock as to Health Valley Foods, Inc. and 1,000,000 shares of Common Stock as to Health Valley Manufacturing Company. There are 5,500 shares of Common Stock presently outstanding as to Health Valley Foods, Inc. and 30,000 shares of Common Stock presently outstanding as to Health Valley Manufacturing Company (previously defined as the "STOCKS"), which Stocks are owned of record and beneficially by the Shareholder, free and clear of any Liens. The Shareholder has good title to the Stocks, free and clear of all Liens. All of the Stocks have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon either of the Companies, and were issued in compliance with all applicable charter documents of the Companies and all applicable federal and state securities or "blue sky" laws and regulations. No equity securities of either of the Companies, other than the Stocks, are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the Stocks. There are: (i) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any capital stock or other securities of either of the Companies, whether or not presently issued or outstanding, from the Shareholder, either of the Companies or otherwise, at any time, or upon the happening of any stated event; (ii) no outstanding securities that are convertible into or exchangeable for capital stock or other securities of either of the Companies; (iii) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Shareholder, either of the Companies or otherwise any such convertible or exchangeable securities; and (iv) no capital appreciation or profit participation rights, or commitments to issue such rights, with respect to either of the Companies.

       4.3 Authority and Binding Effect. The Shareholder has the full power and authority to execute, deliver and perform this Agreement and the Escrow Agreement and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions herein and therein contemplated will not contravene or violate the Articles of Incorporation or bylaws of the Companies. Each of this Agreement and the Escrow Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

       4.4 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement and the Escrow Agreement by the Shareholder, nor the consummation of the transactions contemplated hereby and thereby nor the use of the proceeds from the Acquisition by the Shareholder will contravene or violate any Regulation or Court Order which is applicable to any of the Companies, the Shareholder, the Business or the Assets, or will result in a Default under, or require the consent or approval of any party to, any Contract relating to the Business or the Assets or to or by which any of the Companies or the Shareholder is a party or otherwise bound or affected, or any License, or require any of the Companies or the Shareholder to notify or obtain any License from any





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
       federal, state, local or other court or governmental agency or body or from any other regulatory authority.

       4.5 Restrictions. Neither of the Companies nor the Shareholder is a party to any Contract, holds any License or is subject to any restriction or any Court Order or Regulation which adversely affects the Companies, the Assets or the Business, affects or restricts the ability of the Companies or the Shareholder to consummate the Acquisition or will restrict the Companies, the Business or the Assets after the Acquisition in a manner that the Companies, the Business or the Assets were not restricted prior to the Acquisition.

       4.6 Third-Party Options. There are no existing Contracts, options, commitments or rights with, to or in any third party to acquire the Companies, or either of them, any of the Assets or any interest therein or in the Business.

       4.7 Financial Statements. The Companies and the Shareholder have delivered to the Buyer (i) each of the Companies' consolidated year-end balance sheets at December 31, 1995, (ii) their related consolidated statements of income, retained earnings and cash flow for the fiscal year then ended, and (iii) all related notes and schedules. All Liabilities of either of the Companies at December 31, 1995 required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Companies' consolidated balance sheet at December 31, 1995 (the "LATEST YEAR-END BALANCE SHEET", and, together with the related consolidated statements of income and retained earnings, the "LATEST
       YEAR-END FINANCIAL SHEET").   December 31, 1995 is referred to as the
       "LATEST YEAR-END BALANCE SHEET DATE" in other parts of this Agreement. All of the financial statements referred to in this Section 4.7 were prepared in accordance with GAAP and, subject to any qualifications set forth in the applicable notes and schedules, fairly present the financial position, results of operations and cash flow of the Companies at the date and for the period covered and include all adjustments that are necessary for a fair presentation of the information shown.

       4.8 Books of Account; Returns and Reports; Taxes. The books of account of each of the Companies fairly reflect, in accordance with GAAP, (i) all transactions relating to the Companies, or either of them, and (ii) all items of income and expense, assets and liabilities and accruals relating to either of the Companies. Neither of the Companies has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Companies. Each of the Companies has duly filed all foreign, federal, state and local tax reports and returns required to be filed by it pursuant to any Regulation, which reports and returns were correct and complete. Each of the Companies has duly made all deposits required by law to be made with respect to employees' withholding taxes and has withheld all amounts required to be withheld by it. Each of the Companies has duly paid or accrued on its books of account all taxes, duties and charges (including penalties and interest thereon) payable by it, and the amounts established as provisions for taxes on the Latest Year-End Balance Sheet are sufficient for the payment of all taxes (including penalties and interest thereon) due as a result of activities which occurred during the period covered by the Latest Year-End Balance Sheet. Neither of the Companies has received any notice of assessment or deficiency or proposed assessment from or by the IRS or any other taxing authority in connection with its tax returns or reports, and to the Shareholder's knowledge, there is no pending or threatened tax examination of or tax claim asserted against the Companies, or either of them, or any of the Assets. There is no tax lien on any of the Assets except for liens for real estate taxes not yet due and payable. The federal income tax returns filed by Health Valley Natural Foods, Inc. have been audited and settled through December 31, 1992, the federal income tax returns for Health Valley Manufacturing Company have never been audited and, with respect to either of the Companies, no agreement for the extension of time or waiver of the statute of limitations for the assessment of any deficiency or adjustment for any year is in effect. True and correct copies of all federal and state income tax returns filed by any of the Companies since December 31, 1994, have been delivered to Buyer. The Companies will receive at least $500,000 with respect to the Known Refund.

       4.9 Undisclosed Liabilities. Neither of the Companies has liabilities except for:

              (A) those Liabilities adequately and specifically set forth or reserved for on the Latest Year-End Balance Sheet and not heretofore paid or discharged;

              (B) those Liabilities arising in the ordinary course of its business consistent with past practice under any Contract specifically disclosed on the DISCLOSURE SCHEDULE (or not required to be disclosed because of the term or amount involved); and

              (C) those Liabilities incurred, consistent with past business practice, in the Ordinary course of its business since the Latest Year-End Balance Sheet Date and not heretofore paid or discharged.

       4.10 Accounts Receivable. All accounts receivable as set forth on the Latest Year-End Balance Sheet Date or arising since the Latest Year-End Balance Sheet (i) have arisen only in the ordinary course of business consistent with past practice for goods sold and delivered or services performed and (ii) are collectible in full at the recorded amounts thereof (free of any, and subject to no defenses, setoffs or counterclaims) in the ordinary course of business (without resort to Litigation or assignment to a collection agency), but in no event later than 90 days after the Closing Date, net of any allowance for doubtful accounts reflected in the Latest Year-End Balance Sheet.

       4.11 Inventory. The inventory, as set forth on the Latest Year-End Balance Sheet or arising since the Latest Year-End Balance Sheet Date, was acquired and has been maintained in accordance with the regular business practices of the Companies, consists of new and unused items of a quality and quantity usable or salable in the ordinary course of business of the Companies consistent with past practice, and are valued at the lower of cost or market value on an average cost basis. None of such inventory is obsolete, unusable, damaged or unsalable in the ordinary course of the Companies, business consistent with past practice.

       4.12 Title to Assets. The Companies own outright and have good and marketable title to all of the Assets, including, without limitation, the assets and properties set forth on the Latest Year-End Balance Sheet (except for such as may have been disposed of in the ordinary course of business since the Latest Year-End Balance Sheet Date), free and clear of all Liens, except Permitted Liens. The Assets constitute all of the assets reasonably required to conduct the Business as presently conducted by the Companies.

       4.13 All Tangible Assets. The DISCLOSURE SCHEDULE sets forth accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $50,000 or where an aggregate of similar items exceeds $75,000, and of all leases, Licenses and other Contracts to which any of the Companies is a party or otherwise bound which relate in whole or in part to such Assets. In the DISCLOSURE SCHEDULE, the Assets listed have been grouped by type and assigned location. The Assets listed in the DISCLOSURE SCHEDULE constitute substantially all of the tangible assets used in or necessary to the conduct of the Business.

       4.14 Condition of Assets. All tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the ordinary course of the Business consistent with past practice and conform in all material respects to all applicable Regulations relating to their ownership, construction, use and operation. There are no conditions or developments materially affecting any such Asset which might curtail the present or future use thereof for the purpose for which it was acquired. Except pursuant to leases described on the DISCLOSURE SCHEDULE, no person other than the Companies owns any vehicles, equipment or other tangible Assets situated on the facilities used by either of the Companies in the Business (other than immaterial items of personal property owned by the Companies, employees) or necessary to the operation of the Business.

       4.15   Real Property.

              (A) Title. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by either of the Companies are listed on the DISCLOSURE SCHEDULE (the "REAL PROPERTY"), which constitutes an of the real property used in or reasonably necessary to conduct the Business as presently conducted by the Companies.

              (B) Zoning. To the Shareholder's actual knowledge, the Real Property is zoned M-2.

              (C) Utility Services. To the Shareholder's actual knowledge, the water, electric, gas, sewer and other utility services and the septic tank and storm drainage facilities currently available to the Real Property are adequate for the present use of the Real Property by the Companies in conducting the Business, and there is no condition which could result in the discontinuance of such services, or result in the impairment or termination of the present access from the Real Property to such utility services and other facilities.

              (D) Access. Each of the Companies has obtained all Licenses and rights-of-way, including proof-of-dedication over the Real Property, or from private parties, necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property from adjoining public streets. To the Shareholder's actual knowledge, there are no restrictions on entrance to or exit from the Real Property to adjacent public streets and no conditions which could result in the impairment or termination of the present access from the Real Property to existing highways and roads.

              (E) Assessments or Hazards. To the Shareholder's actual knowledge, neither of the Companies has received any notices, oral or written from any governmental body, and neither of the Companies is aware, that the assessed value of the Real Property has been determined to be greater than that upon which county, township or school tax was paid for the most recent tax year applicable to each such tax or any pending general or special assessments with respect to the Real Property, or from any insurance carrier of the Companies of fire hazards or other defects or inadequacies with respect to the Real Property.

              (F) Eminent Domain. To the Shareholder's actual knowledge, neither of the Companies has received any notices, oral or written, and has any reason to believe, that any governmental body having jurisdiction over the Real Property intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

              (G) No Violations. The Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, do not violate, and, while either of the Companies have occupied the Real Property, have not violated, any Regulations of any governmental body having jurisdiction over the Real Property.

              (H) Improvements. The improvements located on the Real Property are in good condition and are structurally sound, and all mechanical and other systems located therein are in good operating condition, subject to normal wear, and no condition exists requiring material repairs, alterations or corrections. None of the Real Property, nor any of the improvements located thereon, is included in a flood hazard area, or encroaches upon adjoining property, easements or building or set-back lines.

              (I) Environmental Matters. Hazardous Substances have not been disposed of or otherwise come to be located upon or beneath the Real Property by the Companies or any real property owned or leased by either of the Companies at any time prior to the date hereof. While either of the Companies has occupied the Real Property, the Real Property has not been investigated by any governmental environmental agency, Board of Health or the public media for, and neither of the Companies has received any inquiry from any governmental environmental agency, Board of Health or the public media with respect to, storage, generating, treating or disposal of any Hazardous Substances. No underground storage tanks are or have been located on the Real Property.

       4.16   Contracts.

              (A) The DISCLOSURE SCHEDULE sets forth complete and accurate lists or descriptions of:

                     (1)    all Employee Benefit Plans; and

                     (2) all consents or approvals required under any Contracts or Licenses that are necessary for the Shareholder to complete the Acquisition or to avoid a Default under such Contracts or Licenses.

              (B) None of the Assets is leased by either of the Companies from any third party, whether affiliated or unaffiliated with the Companies.

              (C)    Neither of the Companies is a party to or bound by any:

                     (1) Contract with any present or former employee or consultant;

                     (2) Contract for the future purchase of, or payment for, supplies, raw materials, equipment, products or services, including, but not limited to, all take-or-pay Contracts;

                     (3) Contract to sell or supply products or to perform services;

                     (4)    representative or sales agency or advertising
                     Contract;

                     (5) Contract limiting or restraining it from engaging or competing in any lines of business with any person, firm, corporation or other entity;

                     (6) license, franchise, distributorship or other agreement, including those which relate in whole or in part to any ideas, technical assistance or other know-how of or used by either of the Companies;

                     (7) Contract for the lease of any assets, whether as lessor or lessee, including but not limited to, capitalized leases and Capital lease equivalents (as set forth in the Funded Indebtedness Exhibit);

                     (8) loan agreement, guarantee, letter of credit, indemnification agreement or other similar or related agreements;

                     (9) mortgage, pledge, security agreement, factoring agreement or other similar agreements;

                     (10) contracts for the purchase of organic supplies (the DISCLOSURE SCHEDULE contains the outstanding obligation of the Companies under such Contracts as of February 29,
                     1996);

                     (11) Contract involving the payment of consideration in excess of $50,000 annually; or

                     (12)   material Contract not otherwise disclosed herein.

              (D) All of the Contracts to which either Company is a party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms. Each of the Companies has fulfilled, or taken all action necessary to enable it to fulfill, when due, au of its obligations under each of such Contracts. All parties to such Contracts have complied in all material respects with the provisions thereof; no party is in Default thereunder and no notice of any claim of Default has been given to or by either of the Companies. There are no provisions of, or developments materially affecting, any such Contract which might prevent either of the Companies from realizing the benefits thereof whether before or after the completion of the Acquisition. With respect to any of such Contracts that are leases, neither of the Companies has received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder. Each of the Companies enjoys peaceful and undisturbed possession of the Assets under such leases.

       4.17 Employees. The DISCLOSURE SCHEDULE sets forth the names and current annual salary rates or current hourly wages of all present employees of either of the Companies, together with the average number of hours worked per week, the date of the last salary increase, the date of commencement of employment of each employee with such Company and a summary of salary, bonuses and other compensation, if any, paid or payable to each of such persons for or in respect of the Latest Year-End Balance Sheet Date and any commitments to increase any such compensation after the Latest Year-End Balance Sheet Date. The DISCLOSURE SCHEDULE also sets forth the earnings for each of such employees as reflected on Form W-2 for the 1995 calendar year.

       4.18 Licenses. The DISCLOSURE SCHEDULE sets forth a complete list of all Licenses used in the operation of the Business or otherwise held by either of the Companies, each of which is valid and in full force and effect. The Companies own, possess or lawfully use in the operation of their Business all Licenses which are necessary to conduct the Business as now or previously conducted or to the ownership or use of the Assets, free and clear of all Liens. Neither of the Companies is or has been in Default, nor have they received any notice of any claim of Default, with respect to any such License. All such Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Acquisition. No present or former Shareholder, director, officer or employee of either of the Companies, any member of their immediate families or other affiliates of any of them, or any other person, firm, corporation or other entity owns or has any proprietary, financial or other interest (direct or indirect) in any License which either of the Companies owns, possesses or uses.

       4.19   Intellectual Property.

              (A) No employee of either of the Companies has been, is or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to any Intellectual Property or noncompetition arrangement, or any other Contract or any restrictive covenant relating to the right of any such officer or employee to be employed by either of the Companies because of the nature of the business conducted or to be conducted by the Companies or relating to the use of any Intellectual Property of others, and the continued employment of such officers and employees does not subject either of the Companies to any Liability resulting from such a violation. The Intellectual Property of the Companies was developed entirely by its employees during the time they were employees only of the Companies and such Intellectual Property does not include any inventions of the employees made prior to the time such employees became employees of the Companies nor any Intellectual Property of any previous employer of such employee. All books written by the Shareholder prior to the date hereof are owned by the Companies (subject to publishing agreements) and neither the Shareholder nor any other employee of either of the Companies has any right, title or interest therein.

              (B) The Companies own or have a valid right to use the Intellectual Property being used to conduct the business of the Companies; and the conduct of its business as now operated and as now proposed to be operated does not and will not conflict with, or infringe upon, valid Intellectual Property rights of others. No person or entity is infringing upon, or has within the last five (5) years infringed upon, the Companies' Intellectual Property Rights. The Companies own or have a valid right to use all Intellectual Properties necessary to conduct the Business as now conducted. The Companies have not violated any Intellectual

              Property rights of others, and have not received any communication alleging that either of the Companies has violated or, by conducting their businesses as currently being conducted by the Companies, would violate any of the Intellectual Property rights of any other person or entity. Neither of the Companies has any obligation to compensate any Person for the use of any such Intellectual Property rights nor has either of the Companies granted to any person any licenses, option or other rights to use in any manner any of the Intellectual Property of the Companies, whether requiring the payment of royalties or not.

              (C) All Patents, Copyrights, Trademarks and computer software used in the Business or owned by either of the Companies is listed in the DISCLOSURE SCHEDULE, and the DISCLOSURE SCHEDULE indicates whether such item is used or owned by the Companies. All registrations with respect to such Patents, Copyrights and Trademarks are currently valid and effective.

              (D) Except as listed in the DISCLOSURE SCHEDULE, the computer software of the Companies included in the Intellectual Property functions as intended, is in machine-readable form, contains all current revisions of such software, and is the only software used by either of the Companies in the conduct of their business.

       4.20 Compliance with Regulations and Court Orders. Neither of the Companies has violated within the last ten (10) years, nor is in violation of any Court Order or Regulation, and the Business and the Assets are not, and have not been used or operated by either of the Companies or any other person or entity within the last ten (10) years, in violation of any Regulation or Court Order and neither of the Companies has received within the last ten (10) years any notice alleging any such violations. All Court Orders to which either of the Companies is a party or subject are listed in the DISCLOSURE SCHEDULE. Each of the Companies has made all filings or notifications required to be made by it within the last ten (10) years under any Regulations applicable to such Company, the Business or the Assets. Within the last ten (10) years, neither of the Companies, nor any officer, employee or agent of, nor any consultant to, either of the Companies has unlawfully offered, paid, or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office, or an official or employee of any governmental or regulatory body or authority or an officer or employee of any client, customer or supplier of either of the Companies. Without affecting in any way the generality of the foregoing, neither of the Companies has violated within the last ten (10) years, nor is in violation of, the applicable provisions of the federal Food, Drug and Cosmetics Act, as amended, the regulations and requirements adopted by the United States Food and Drug Administration (the "FDA") pursuant to such Act, the regulations and requirements adopted by the United States Department of Agriculture (the "USDA"), and the requirements established by state and local authorities responsible for regulating food products and establishments (collectively "state food authorities"), as well as with the terms and conditions imposed in any Licenses granted to the Companies by the FDA, USDA or state food authorities.

       In addition, neither of the Companies is aware of any facts that would indicate that the FDA, USDA, or any state food authorities has or will prohibit or materially restrict the marketing, sale, license or use in the United States of any product currently produced, marketed, or under development, by the Companies ("Product"), or the operation or use of any Product, and neither of the Companies is aware of any product or process which the FDA or the USDA has prohibited from being marketed or used in the United States which in function and composition is substantially similar to any Product. Except as set forth in the DISCLOSURE SCHEDULE, the Products qualify as "HEALTHY" under the FDA guidelines.

       4.21 Claims. There is no Litigation pending or threatened against the Shareholder, either of the Companies, the Business or the Assets. No claim has been asserted and no event has occurred that might result in Litigation against the Shareholder, either of the Companies, the Business or the Assets. To the best of the Companies' and the Shareholder's knowledge, there is no reasonable basis for any such claim. All pending or threatened Litigation is fully covered by insurance.

       4.22 Insurance. The DISCLOSURE SCHEDULE contains a true and complete description of the insurance coverage applicable to either of the Companies, the Business and the Assets for the past three years, including amounts (including limits and deductibles) and lines of coverage, loss experience history by line of coverage for the past five years, and a description of all claims in excess of $10,000 for the past five years. All insurance coverage applicable to either of the Companies, the Business and the Assets is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers, insures each of the Companies in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties in the localities where such businesses or properties are located and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no premiums past due and no notice of cancellation or renewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. Neither of the Companies nor the Shareholder knows or has reason to know of the occurrence of any event which reasonably might form the basis of any claim against either of the Companies, the Business or the Assets or which might materially increase the insurance premiums payable for any such coverage. All products liability and general liability insurance policies maintained by either of the Companies since January 1, 1993, have been occurrence policies and not claims-made policies. There are no outstanding performance bonds covering or issued for the benefit of either of the Companies.

       4.23 Labor Matters. Neither of the Companies has any collective bargaining or other agreements with any labor union or other representative of employees. No strike, slowdown, picketing, work stoppage or organizing activity by any union or other group of employees against either of the Companies, or the Assets wherever located, and no secondary boycott with respect to their products, lockout by them of any of their employees or any other labor trouble or other occurrence, event or condition of a similar character, has occurred or been threatened. To the best of the Companies' and the Shareholder's knowledge, no officer or key employer of either of the Companies or group of employees intends to terminate his or their employment with the Companies. The Companies have delivered to the Buyer a true and complete copy of all employee handbooks used by the Companies as of the date hereof or at any time during the past year. Such employee handbooks contained all material employee policies and practices of the Companies in effect at such time.

       4.24   Pension Plans; Employee Benefit Plans.

              (A) Disclosure. Except as disclosed in the DISCLOSURE SCHEDULE, there are no Employee Benefit Plans, currently or within the past five years, maintained, sponsored or contributed to by either of the Companies. No Employee Benefit Plan disclosed is a Pension Plan.

              (B) Disclosed Plans. With respect to any such Employee Benefit Plans disclosed, each of the Companies has made all contributions thereto which they have accrued on their financial statements and other books and records as a liability or which any of them is obligated to make prior to the date hereof, and the Companies have delivered to the Buyer copies of (i) all documents governing such Plans, and all amendments thereto, (ii) all reports filed by the Companies or Plan officials with respect to such Plans with the United States Department of Labor, the IRS and any other federal or state regulatory agency, (iii) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any of such Plans, (iv) all actuarial, accounting and financial reports prepared with respect to any of such Plans, and (v) all currently effective IRS ruling or determination letters on any of such Plans.

              (C) Compliance with Law. The provisions of each Employee Benefit Plan and the administration of each Employee Benefit Plan are and have been in all material respects in compliance with all applicable Regulations, and neither of the Companies nor the Shareholder has received or is aware of any claim or notice alleging to the contrary with respect to any Employee Benefit Plan.

              (D) Tax or Civil Liability. Neither of the Companies nor the Shareholder has participated in any conduct, and neither of the Companies nor the Shareholder will participate in any conduct prior to the Closing Date or thereafter, that could result in the imposition upon either of the Companies, the Shareholder or the Buyer of either excise tax under section 4975 (relating to prohibited transactions) of the Code, or civil liability under section 502(i) of ERISA (also relating to prohibited transactions).

              (E) Claims Liability. There is no action, claim or demand of any kind (other than routine claims for benefits) which has been brought or, to the knowledge of the Companies or the Shareholder, threatened, against any Employee Benefit Plan or the assets thereof or against any fiduciary of any such Plan.

              (F) Fiduciary Appointments and Conduct. There has not occurred any circumstances by reason of which either of the Companies, the Shareholder or the Buyer may be liable for:

                     (1) Appointment by the Companies of any person or entity as a fiduciary with respect to any Employee Benefit Plan where such person or entity was legally disqualified from serving in such capacity;

                     (2) Failure by the Companies to monitor the performance of their appointees as fiduciaries with respect to any Employee Benefit Plan or failure of the Companies timely to replace any such fiduciary whose performance failed to meet the standards imposed by ERISA with respect to fiduciary duties;

                     (3) Action taken by a fiduciary With respect to any Employee Benefit Plan upon the direction of, or with the acquiescence of, the Companies; or

                     (4) Breach of any fiduciary of his or its fiduciary duties, to any Employee Benefit Plan or its beneficiaries.

              (G) Multiemployer Plans, Neither of the Companies maintains or participates in, or has ever maintained or participated in, any "multiemployer plans" as defined in Section 3(37) of ERISA.

              (H) Controlled Groups. Neither of the Companies is presently or potentially liable with respect to any employee benefit plan sponsored by or previously sponsored by any entity which, together with the Companies, is or has ever been a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or an affiliated service group within the meaning of section 414(m) of the Code, whether such plan is a single employer plan, a multiple employer plan or a multiemployer plan. Liability to which reference is made herein includes, but is not limited to, liability for the underfunding of such plan, whether or not such plan is terminated; liability for unamortized funding deficiencies (whether or not waived); liability to or on account of any multiemployer plan under any circumstances; penalties, late payment fees or taxes with respect to any plan or the administration of any plan; or liability with respect to fiduciary conduct in connection with any such plan.

              (I) Reporting and Disclosure. Each of the Companies has filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other documents required by any governmental agency with respect to each Employee Benefit Plan.

              (J) Participant and Beneficiary Notifications. Each of the Companies has delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all plan descriptions, returns, reports, schedules, notices, statements and other materials required to be delivered.

       4.25 Transactions with Affiliates. No Shareholder or director or officer of either of the Companies, any member of his or her immediate family or any other of its, his or her affiliates, owns or has an ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, Contracts, business arrangements, transactions or relationships of any kind with either of the Companies ("AFFILIATED TRANSACTIONS"). All disclosed Affiliated Transactions have been on an arm's-length basis and on substantially the same terms an conditions as the Companies could have obtained from non-affiliated parties and are properly recorded on the books and records of the Companies.

       4.26 Delivery of Documents. The Companies and the Shareholder have delivered to the Buyer true, correct and complete copies of each of the Companies, charter documents and bylaws and all written Contracts and other documents and summaries of any material oral Contracts (including all amendments, supplements, modifications or waivers currently in effect) described in this Agreement or in the DISCLOSURE SCHEDULE.

       4.27 No Material Adverse Developments. Since the Latest Year-End Balance Sheet Date, there has been no actual or threatened change in the Business or, to the best of the Companies' and the Shareholder's knowledge, any event, condition or state of facts, in either case that is or might be material and adverse to any of the Companies, the Business or the Assets.

       4.28 Material Transactions. Since the Latest Year-End Balance Sheet Date, the Business has been operated, and the Shareholder and the Companies have acted, in the manner that would have been required by
       Section 6 had that section been effective since the Latest Year-End Balance Sheet Date and neither of the Companies or the Shareholder has taken any action that would have been prohibited by Section 6 had that Section been effective since the Latest Year-End Balance Sheet Date.

       4.29 Hazardous Waste. Neither of the Companies does now, nor has it ever, generated, transported, stored, disposed of or treated solid wastes, hazardous wastes or hazardous substances within the meaning of any applicable Regulation. The Companies have provided to the Buyer true and complete copies of all permits, filings and related correspondence with, to or from any environmental or safety agency, together with true and complete copies of all correspondence, investigations, audits (whether or not internally generated) and reports relating in any way to the environment health and safety condition of the Assets or the past or present operation of the Business with respect to environmental health or safety matters.

       4.30 Additional Information. The DISCLOSURE SCHEDULE contains accurate lists and summary descriptions of the following:

              (A) all accounts receivable of either of the Companies reflected on the Latest Year-End Balance Sheet, specifying in each case the account debtor, the face amount of each receivable, and reconciling the aggregate value of all accounts receivable as of the Latest Year-End Balance Sheet Date to the amount of such category set forth on the Latest Year-End Balance Sheet;

              (B) all accounts payable and accrued expenses of either of the Companies reflected on the Latest Year-End Balance Sheet, specifying in each case the payee, the face amount of each payable, the age of each payable regardless of classification on the balance sheet account, any defenses, setoffs or counterclaims that may exist with respect thereto, and reconciling the aggregate value of all accounts payable as of the Latest Year-End Balance Sheet Date to the amount of such category set forth on the Latest Year-End Balance Sheet;

              (C) the names of all present officers and directors of each of the Companies and all plan fiduciaries of each Employee Benefit Plan of the Companies;

              (D) the names and addresses of every bank, investment bank, securities broker and other financial institution in which either of the Companies maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto;

              (E) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of either of the Companies;

              (F) the names of all persons holding powers of attorney from either of the Companies and a summary statement of the terms thereof; and

              (G) all names under which either of the Companies have conducted any business or which they have otherwise used during the last five years.

       4.31 Corporate Records. The minute books of each of the Companies are current and contain correct and complete copies of all charter documents of each of the Companies, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and board of directors and all committees thereof, duly signed by the Secretary or an Assistant Secretary, and the stock record book of each of the Companies is also current, correct and complete and reflects the issuance of all of the Stocks to the Shareholder.

       4.32 Fees and Commissions. Except for Wasserstein Perella & Co., neither the Shareholder nor either of the Companies has retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by Agreement.

       4.33 Full Disclosure. There are and will be no materially misleading misstatements in any of the representations and warranties made by the Shareholder in this Agreement or in any of the certificates and instruments delivered or to be delivered by the Companies, or the Shareholder pursuant to this Agreement, including, without limitation, in the DISCLOSURE SCHEDULE, and the Shareholder has not omitted to state any fact necessary to make such representations and warranties not materially misleading.


5. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Companies and the Shareholder as follows:

       5.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware having all requisite corporate power and authority to perform its obligations under this Agreement.

       5.2 Capitalization. The Buyer's authorized capital stock consists of 1,000 shares of common stock, par value $.01 per share (the "COMMON STOCK"), and there is no other class of capital stock of any sort, mature or description authorized as of the date hereof. It is the Buyer's present intention (subject to obtaining all of its contemplated financing for the transactions contemplated hereby) to issue shares of its Common Stock to Intrepid Food Holdings, Inc. ("INTREPID"). The Buyer represents that (i) it has received assurances from Intrepid that, subject to the Buyer obtaining other financing necessary to consummate the transactions contemplated by this Agreement and the satisfaction of the terms and conditions specified in this Agreement, Intrepid will invest between $20.0 and $25.0 million in the Common Stock of the Buyer (the "INTREPID INVESTMENT") and (ii) Intrepid has received assurances from Frontenac VI Limited Partnership ("FRONTENAC VI") that, subject to the Buyer obtaining other financing necessary to consummate the transactions contemplated by this Agreement and the satisfaction of the terms and conditions specified in this Agreement, Frontenac VI is ready, willing and able to invest between $10.0 and $15.0 million in the Common Stock of Intrepid. As of immediately after the consummation of the equity financing obtained by the Buyer to consummate the transactions contemplated by this Agreement (including the Intrepid Investment), the aggregate number of shares of Common Stock of the Buyer subject to the exercise of the Options granted to the Shareholder under the Option Agreement will equal ten percent

       (10%) of the then outstanding issued and outstanding Common Stock of the Buyer, on a fully diluted basis.

       5.3 Capital Stock. As of the date hereof, the Buyer has only one class of authorized equity securities and that class is the Common Stock referred to in Section 5.2 above. Other than as set forth in the Option Agreement, there are no preemptive rights with respect to the issuance of Common Stock. As of the date hereof, there are no existing subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any capital stock or other securities of the Buyer, nor are there any outstanding securities that are convertible into, or exchangeable for, capital stock or other securities of the Buyer, and no subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Buyer any such convertible or exchangeable securities and no capital appreciation or profit participation rights, or commitments to issue such rights, with respect to the Buyer.

       5.4 Authority and Binding Effect. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Buyer has been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

       5.5 Compliance With Laws. All of the Common Stock issued to the shareholders of the Buyer prior to the Closing Date will have been duly authorized and validly issued, fully paid and nonassessable, and not issued in violation of the terms of any Contract binding upon the Buyer, and will have been issued in compliance with all applicable charter documents of the Buyer and all applicable federal and state securities or "blue sky" laws and regulations.

       5.6 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby by the Buyer will contravene or violate any Regulation or Court Order which is applicable to the Buyer, or the Certificate of Incorporation or by-laws of the Buyer, or will result in a Default under any Contract to which the Buyer is a party or by which it is otherwise bound.

       5.7 Buyer's Due Diligence, Subject to the Confidentiality Agreement among the Shareholder, the Companies and the Buyer's representative, the Buyer does hereby confirm that it has completed, and is satisfied with, its review of the business, management, finances and accounts receivable of the Companies. Subject to Article 9 hereof, the Buyer has, prior to the execution and delivery of this Agreement, informed (and does hereby confirm to) the Shareholder and the Companies that the Buyer's due diligence investigation is satisfactory to the Buyer. Nothing contained in this section is intended to be, or shall be deemed to be, a waiver of any condition or covenant contained in this Agreement.

6.     Conduct of Business Pending Closing.

       6.1 Conduct of Business. From the date hereof until the Closing Date, except as may be approved by the Buyer in writing or as otherwise expressly provided in this Agreement, the Shareholder shall (i) use his best efforts to complete the Acquisition and satisfy the conditions specified in Section 9 and not sell or otherwise transfer the Stocks or any interest therein or subject the Stock to any lien and (ii) cause the Companies, and each of them, to:

              (A) not sell any Assets except for sales of inventory in the ordinary course of business;

              (B) operate the Business only in the ordinary course and in substantially the same manner as it has been operated in the past and not issue, sell, repurchase or redeem or Commit to issue, sell, repurchase or redeem, shares of its capital stock, any options or other rights to acquire such stock or any securities convertible into or exchangeable for such stock;

              (C)    not declare or pay any dividend on, or make any other
              distribution with    respect to, the Stocks;

              (D) not (i) incur any amount of long or short-term debt for money borrowed other than Funded Indebtedness, (ii) guarantee or agree to guarantee the obligations of others, (iii) indemnify or agree to indemnify others, or (iv) incur any other Liabilities other than those incurred in the ordinary course of business consistent with past practice (as in existence as of December 31, 1995);

              (E) keep in full force and effect insurance covering either of the Companies, the Assets and the Business comparable in amount and scope of coverage to that now maintained;

              (F) maintain the tangible Assets in good condition and working order, ordinary wear and tear excepted, and preserve intact each of the Companies' business organization, intangible assets and other rights and trade secrets;

              (G) use their best efforts to retain each of the Companies, employees and maintain the Business so that such employees will remain available to the Companies on and after the Closing Date and to maintain existing relationships with suppliers, customers and others having business dealings with either of the Companies and otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

              (H)    not amend their Articles of Incorporation or bylaws;

              (I) not merge or consolidate with or into any other corporation or sell, assign, transfer, pledge or encumber any part of the Assets or agree to do any of the foregoing;

              (J) not enter into any Contract that is material, nor permit any amendment or termination of any material Contract;

              (K) not waive any rights of value or rights that would otherwise accrue to either of the Companies after the Closing Date;

              (L) not increase the salaries of, or make any bonus or similar payments to or establish or modify any Employee Benefit Plans for, any of the Companies' directors, officers or employees or enter into or modify any employment, consulting or similar Contracts with any such persons or agree to do any of the foregoing;

              (M) continue to maintain all Employee Benefit Plans in accordance with applicable Regulations, and ensure that no Employee Benefit Plan, nor any trust related thereto, shall be amended or terminated prior to the Closing Date, except for any such amendment as may be required to comply with applicable Regulations;

              (N) collect their accounts receivable in the ordinary course of business consistent with past practice (as in existence on December 31, 1995, other than practices changed prior to February 29, 1996 in order to finance the Companies' losses);

              (O) pay their accounts payable in the ordinary course of business consistent with past practice (as in existence on December 31, 1995, other than practices changed prior to February 29, 1996 in order to finance the Companies' losses) and not fail to pay or discharge when due any liabilities, except as provided in this Section;

              (P) use their best efforts to help the Shareholder complete the Acquisition and obtain the satisfaction of the conditions specified in Section 9;

              (Q) promptly notify the Buyer of any Default, the threat or commencement of any litigation, or any development that occurs before the Closing that could in any way materially affect the Companies, the Assets or the Business;

              (R) use their best efforts to obtain any consents or approvals required under any Contracts or License or otherwise that are necessary to complete the Acquisition or to avoid a Default under any such Contracts or License;

              (S) comply with all Regulations applicable to them and the Assets and to the conduct of their business and comply with all Contracts by which they are bound and all Licenses held by them;

              (T) provide the Buyer with such financial and other reports of the Business as may be reasonably requested;

              (U) not make, or agree to make, any capital expenditures in excess of $25,000 in the aggregate;

              (V) not grant any person or entity a license or other right to use the name "Health Valley Foods" or any derivation thereof;

              (W) not (i) pay any Funded Indebtedness (other than scheduled principal and interest on such Funded Indebtedness in the ordinary course of business) or Transaction Costs or (E) pay any amounts to obtain the consents or approvals required by item (R) above;

              (X) not pay (i) any Taxes except in the ordinary course of business and with respect to Taxes for periods ending on or prior to December 31, 1995 to the extent reflected as an accrual on the Latest Year-End Balance Sheet, or (ii) any amounts described in
              Section 8.1(B)(6) hereof;

              (Y) (i) give to the Buyer's officers, employees, counsel accountants, potential financing sources and other representatives free and full access to and the right to inspect and investigate, during normal business hours, all of the Assets, records, Contracts and other documents relating to the Business or either of the Companies, (ii) permit them to consult with the officers, employees, accountants, counsel agents, customers and suppliers of either of the Companies for the purpose of making such investigation of either of the Companies, the Business and the Assets as the Buyer shall desire to make, provided that such investigation shall not unreasonably interfere with the Companies' business operations, and (iii) furnish to the Buyer all such documents and copies of documents and records and information with respect to either of the Companies' affairs and copies of any working papers relating thereto as the Buyer shall from time to time reasonably request;

              (Z) promptly disclose to the Buyer in writing any information set forth in the DISCLOSURE SCHEDULE hereto which no longer is correct and any information of the nature of that set forth in the DISCLOSURE SCHEDULE which arises after the date hereof and which would have been required to be included in the DISCLOSURE
              SCHEDULE if such information had been obtained on the date hereof;

              (AA) not increase any accrual or reserve for Taxes on the books and records of either Company or on any financial statement of either Company other than in the ordinary course consistent with their past practices;

              (BB) maintain their working capital in the ordinary course of business consistent with their past practices (as in existence on December 31, 1995, other than practices changed prior to February 29, 1996 in order to finance the Companies' losses);

              (CC) maintain their inventory, including, without limitation, the levels thereof, in the ordinary course of business and in accordance with their past practices (as in existence as of February 29, 1996); and

              (DD) not dispose of Excess Inventory (other than the disposition of organic supplies as a result of their use in the production of the Companies' products).

       6.2 Exclusivity. Until the earlier of the Closing Date and April 15, 1996, neither the Shareholder, the Companies nor any of their agents or representatives shall, directly or indirectly, entertain, solicit, initiate, encourage or consider any inquiries or proposals from, provide confidential information to, participate in any discussion or negotiations with or enter into any agreement or understanding, whether written or oral with any person or entity (other than the Buyer) concerning the sale of all or a substantial portion of the assets or capital stock of the Companies in any manner or by any means.


7.     Survival of Representations and Warranties.

       7.1 Survival. All of the representations, warranties, covenants and agreements made by each party in this Agreement the Disclosure Schedule or in any certificate delivered by any such party pursuant hereto or in connection with the Acquisition, shall survive the Closing and each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement.

       7.2 Expiration of Certain Representations and Warranties. Notwithstanding the foregoing, however, except with respect to those representations and warranties pertaining directly to Buyer's Special Damages (including but not limited to, the Tax Representation, the Capitalization Representation and the Environmental Representations), the representations and warranties made by the Shareholder in this Agreement, the DISCLOSURE SCHEDULE or in any certificate delivered by or on behalf of the Shareholder to or on behalf of the Buyer pursuant hereto or thereto in connection with the Acquisition shall terminate, expire and be of no further force or effect upon the complete distribution of the Escrow Amount by the Escrow Agent to or for the benefit of the Shareholder, the Buyer or otherwise in accordance with the terms and conditions of the Escrow Agreement.

8. Indemnification. Subject to the limitations set forth in Sections 7.2 and 8.3(B) hereof with respect to Buyer's Regular Damages:

       8.1    Indemnification Obligations.

              (A)(I) The Shareholder shall indemnify and hold harmless the Buyer from, against and in respect of any and all damages, losses, deficiencies, liabilities, claims, costs and expenses (collectively "BUYER'S DAMAGES") resulting from, relating to or arising out of any (i) breach of, or inaccuracy in, the representations and warranties of the Shareholder contained in this Agreement or in any certificate or other document delivered pursuant hereto or (ii) nonfulfillment or breach of any agreement or covenant on the part of the Shareholder hereunder.

              (A)(11) The Buyer shall indemnify and bold harmless the Shareholder from, against and in respect of any and all damages, losses, deficiencies, liabilities, claims, costs and expenses resulting from, relating to or arising out of any (i) breach of, or inaccuracy in, the representations and warranties of the Buyer contained in this Agreement or in any certificate or other document delivered pursuant hereto, (ii) nonfulfillment or breach of any agreement or covenant on the part of the Buyer hereunder or (iii) failure to satisfy and perform in full all of the terms and conditions of all capitalized leases and Capital lease equivalents listed on the Funded Indebtedness Exhibit.

              (B) The Shareholder shall also indemnify and bold harmless the Buyer and each person who controls the Buyer within the meaning of the Securities Act of 1933, as amended, and each officer and director of the Buyer and any such controlling person, at all times after the date hereof from, against and in respect of any and all damages, losses, deficiencies, liabilities, claims, costs and expenses resulting from, relating to or arising out of:

                     (1) (i) the breach or inaccuracy of the representations or warranties of the Shareholder set forth in Section 4.2 hereof (the "CAPITALIZATION REPRESENTATION") or (ii) any claim, proceeding or action by any former shareholder, or holder of securities or rights to acquire securities, of either of the Companies involving the transactions contemplated hereby or any prior transaction involving any shares of capital stock or securities, or rights to acquire securities, of either of the Companies, or any predecessor corporation;

                     (2) without limiting the generality of anything contained in this Section 8.1, any and all damages, losses, deficiencies, liabilities, costs and expenses of, or claims against, the Buyer, resulting from, relating to or arising out of the Business, operations or Assets of the Companies prior to the Closing Date or the actions or omissions of the Companies' officers, directors, shareholders, employees or agents prior to the Closing Date, including, without limitation, any liability relating to, and any claim which arises out of or is based upon, negligence, strict liability, or any express or implied representation, warranty, agreement or guarantee made by or on behalf of the Companies or alleged to have been made by or on behalf of the Companies or which is imposed or asserted to be imposed on the Companies by operation of law, in connection with any product designed, used, tented, sold, manufactured, shipped or installed by or on behalf of the Companies or for any service performed by or on behalf of the Companies, in any case prior to the Closing Date and irrespective of the date that any claim, suit or other cause of action related to any of the foregoing is filed or otherwise instituted against the Companies; provided, however, that the foregoing shall not apply to the Liabilities of the Companies disclosed on the DISCLOSURE SCHEDULE or referred to in Sections 4.9(A) through (C));

                     (3) any liabilities or obligations of the Companies relating to any Transaction Costs;

                     (4) (i) the breach or inaccuracy of the representations and warranties of the Shareholder set forth in Section 4.8 hereof (other than as set forth in the first two (2) sentences thereof) (the "TAX REPRESENTATION") or (ii) any liabilities or obligations of any of the Companies, or any affiliated group of which one or more of the Companies is a member, for any foreign, federal state or local tax, including, but not limited to, income taxes, personal property taxes, franchise taxes, gross receipts taxes, sales taxes, use taxes, occupational taxes, wage and payroll taxes, real property taxes and ad valorem taxes, or any interest, additions to tax or penalties thereon accrued for, applicable to or arising from any period ending on or prior to the Closing Date;

                     (5) any liabilities or obligations of the Companies with respect to Funded Indebtedness;

                     (6)(i) the breach or inaccuracy of the representations and warranties of the Shareholder contained in Sections 4.15(I) and 4.29 hereof (the "ENVIRONMENTAL REPRESENTATIONS"), (ii) the presence, disposal, spillage, discharge, transportation, emission, leakage, release or threatened release ("PRESENCE OR RELEASE"), on or prior to the Closing Date, of any Hazardous Substances which is at in, on, under, about from or affecting any property owned or leased by the Companies on the Closing Date or at any time prior thereto or in which the Companies has or had an interest, regardless of when the Presence or Release is discovered, (iii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any such Presence or Release, (iv) any lawsuit brought or threatened settlement reached, or order or directive of or by any governmental authority relating to such Presence or Release, or (v) any violation or alleged violation of any Environmental Law by the Companies at any time on or prior to the Closing Date;

                     (7) the repair, replacement or reconstruction of the roofs on the Companies' existing facilities and other work incidental thereto ("ROOF REPAIRS"), which Roof Repairs, and the contractor or contractors hired to perform such Roof Repairs, shall be reasonably acceptable to the Companies, the Shareholder and the landlords of such facilities; and

                     (8) any and all costs, judgments, claims, actions at law or in equity, interest charges and reasonable attorneys' fees with respect to any cause of action or proceeding, by any participant or dependent or beneficiary of any participant, arising out of or by reason of the sponsorship by the Companies of any Employee Benefit Plan or Pension Plan prior to the Closing Date.

                     (9) the owning, holding, storing, transporting or disposing of Excess Inventory from and after the thirtieth day after the Closing, including, but not limited to, (u) the cost of insuring and warehousing such Excess Inventory, (v) any losses realized on the Disposition of Excess Inventory, (w) the cost of any such Excess Inventory which spoils or deteriorates prior to the use or disposition of such Excess Inventory, (x) the amounts paid to terminate or modify any Contracts for such Excess Inventory, and (y) the interest deemed incurred by the Companies on the funds used by the Companies to acquire such Excess Inventory (the Companies shall be deemed to have incurred interest on such funds at a rate equal to the prime rate of Sanwa Bank in effect from time to time), offset by any gains realized on the Disposition of Excess Inventory. For the purposes hereof, "Excess Inventory" means the organic supplies acquired or to be acquired pursuant to the Contracts listed on EXHIBIT F (other than organic supplies used in production of the Companies' products in the ordinary course of business prior to the Closing or within thirty (30) days thereafter), unless the Buyer notifies the Shareholder in writing that such organic supplies acquired or to be acquired pursuant to any such Contract are not included in Excess Inventory. After the thirtieth day after the Closing, the Shareholder and the Buyer agree to cooperate with each other in order to (i) dispose of any or all of such Excess Inventory in any reasonable manner (each such transaction, a "DISPOSITION"), and (ii) contact any or all of the vendors of such Excess Inventory for the purpose of attempting to reduce the levels thereof in a manner acceptable to the Shareholder, the Companies and the Buyer.

                     (C) Each indemnifying party or parties hereto will indemnify and hold harmless the indemnified party or parties hereto from, against and in respect of any and all actions, suits, proceedings, demands, assessments, judgments, costs (including attorneys' fees) and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 8.

                     (D) Notwithstanding anything herein to the contrary but subject to the provisions of Section 8.3(B) hereof with respect to Buyer's Regular Damages: the Buyer shall not be entitled to indemnification from the Shareholder, whether directly, indirectly or through the Escrow Fund, pursuant to the provisions of Section 8.1.(A)(I)(i) of this Agreement until the aggregate cumulative amount of Buyer's Damages for claims pursuant to Section 8.1(A)(I)(i) exceeds $175,000, in which event the Buyer may assert a claim against the Shareholder only for those Buyer's Damages in excess of $175,000.

                     (E) Except with respect to, and only to the extent of matters for which the Shareholder is obligated (or would be obligated but for any limitation on recovery contained herein) to indemnify the Buyer pursuant to the terms of this Agreement, the Buyer and the Companies (collectively, the "BUYER PARTIES") jointly and severally shall indemnify and hold harmless the Shareholder from and against any and all damages, losses, liabilities, costs and expenses of the Shareholder resulting from, relating to or arising out of, claims by a third party against the Shareholder relating to (i) the business, operations or assets of any Buyer Party from and after the Closing Date and (ii) the actions or omissions of any Buyer Party from and after the Closing Date.

       8.2 Method of Asserting Claims, Etc. All claims for indemnification under this Section 8 shall be asserted and resolved as follows:

              (A) In the event that any claim or demand for which the Shareholder would be liable to the Buyer hereunder is asserted against or sought to be collected by a third party, the Buyer shall promptly notify the Shareholder of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "CLAIM NOTICE"); provided, however, the failure to give the Shareholder prompt notice of such claim or demand shall not relieve the Shareholder of, or limit in any way, the Shareholder's indemnification obligations under this Agreement, unless the Shareholder is materially prejudiced by the Buyer's failure to give prompt notice of such claim or demand.
              If the Shareholder desires to participate in, but not control any such defense or settlement it may do so at its sole cost and expense. The Buyer shall have the right to control the defense or settlement of any such claim or demand, and its reasonable costs and expenses thereof shall be included as part of the indemnification obligations of the Buyer hereunder.

              (B) In the event that the Buyer should have a claim against the Shareholder hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Buyer shall promptly send a Claim Notice with respect to such claim to the Shareholder; provided, however, the failure to give the Shareholder prompt delivery of a Claim Notice shall not relieve the Shareholder of, or limit in any way, the Shareholder's indemnification obligations under this Agreement, unless the Shareholder is materially prejudiced by the Buyer's failure promptly to give such Claim Notice. If the Shareholder does not notify the Buyer within thirty (30) days of the giving of such Claim Notice that he disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Shareholder hereunder.

              (C) All claims for indemnification made by the Shareholder under this Agreement shall be asserted and resolved under the procedures set forth above in this Section 8.2 by substituting, as appropriate, "the Buyer" for "Shareholder" and "Shareholder", as appropriate, for "the Buyer".

              (D) Nothing herein shall be deemed to prevent any indemnified party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the indemnified party has reasonable grounds to believe that such a claim or demand will be made.

       8.3    Payment.

              (A) Subject to the provisions of on 8.3.(B) with respect to Buyer's Regular Damages, in the event that any party is required to make any payment under this Section 8, such party shall promptly pay the indemnified party such amount. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Section 8, the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this
              Section 8 and the portion, if any, theretofore paid shall bear interest as provided in Section 8.3(C). Upon the payment in full of any claim, either by setoff or otherwise, the party or entity making payment shall be subrogated to the rights of the indemnified party against any person, firm, corporation or other entity with respect to the subject matter of such claim.

              (B)    Notwithstanding the provisions of Section 11.7:

                     (1) Any indemnification claim for Buyer's Regular Damages for which the Buyer is entitled to payment under this Section 8 shall be paid to the Buyer exclusively from the Escrow Fund held by the Escrow Agent, to the extent of funds held under the Escrow Agreement. With respect to any claim by the Buyer for indemnification for Buyer's Special Damages, the Buyer may, but shall not be obligated to, proceed against the Escrow Fund or directly against the Shareholder.

                     (2) Anything in this Agreement elsewhere to the contrary notwithstanding, if the funds held under the Escrow Agreement are insufficient to pay any indemnification claim for Buyer's Regular Damages in full, such claim shall be paid from the Escrow Fund to the extent that funds are then held by the Escrow Agent under the Escrow Agreement and, to the extent the funds then held by the Escrow Agent under the Escrow Agreement are not sufficient to satisfy such claim in full, such excess shall not be the obligation of the Shareholder and the Shareholder shall not be obligated to make full and prompt payment of such excess to the Buyer.

                     (3) Except for indemnification claims for Buyer's Special Damages, which shall not be limited as hereinafter provided, (a) the sole obligation of the Shareholder with respect to (i) any claim for Buyer's Regular Damages, (ii) any other payment to which Buyer may be entitled under this Section 8, (iii) any other obligation of the Shareholder to Buyer under any other provisions of this Agreement and/or (iv) any claims of Buyer against Seller under or pursuant to the Securities Exchange Act of 1934, as amended, or any other statutes of similar import unless such claim constitutes a claim for Buyer's Special Damages, shall be discharged, if at all, solely and exclusively from the Escrow Fund and not by the Shareholder and (b) if the Escrow Fund is exhausted, then, in such event, Buyer shall have no further claim against the Shareholder.

              (C) Subject to the provisions of Section 8.3.(B) with respect to Buyer's Regular Damages, if all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party or parties shall pay the indemnified party or parties interest on the unpaid amount of the obligation for each clay from the date the amount was claimed to be due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be the lowest rate of interest generally charged from time to time by Sanwa Bank and publicly announced by such bank as its so-called "prime rate."

              (D) Notwithstanding anything contained in this Agreement to the contrary, the Buyer's claims for indemnification for Buyer's Special Damages shall not be (a) limited to, and the Buyer shall not be obligated to proceed against, the Escrow Fund or in any other manner as to the time for bringing such claim or the amount of such claim or (b) subject to the deductible contained in
              Section 8.1(D) hereof, and nothing contained herein shall be interpreted as, or deemed to be, a waiver of the Buyer's indemnification rights for Buyer's Special Damages.

       8.4    Service of Process, Consent to Jurisdiction, Etc.

              (A) The Shareholder irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to the Shareholder at his address set forth herein, or by any other method provided or permitted under California law.

              (B) The Shareholder irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Central District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the county of Los Angeles, California;
              (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which the Shareholder may have to the laying of venue of any such suit, action or proceeding in any such court.


9. Conditions Precedent to Obligations of the Buyer. Subject to waiver as set forth in Section 11.4, the obligations of the Buyer under this Agreement are subject to the fulfillment, to the Buyer's reasonable satisfaction (other than with respect to Section 9.16, the fulfillment of which the Buyer shall be satisfied in its absolute discretion), prior to or at the Closing of each of the following conditions:

       9.1 Representations True at Closing. The representations and warranties of the Shareholder set forth in Section 4 shall be true and correct as of the date hereof and true and correct on and as of the Closing Date with the same effect as if made on such date.

       9.2 Performance by the Shareholder. The Shareholder shall have performed and satisfied all agreements and conditions which he is required by this Agreement to perform or satisfy prior to or on the Closing Date.

       9.3 Certificates. The Buyer shall have received certificates from the Shareholder dated the Closing Date certifying in such detail as the Buyer may reasonably request that each of the conditions described in Sections 9.1 and 9.2 has been fulfilled.

       9.4 Form and Content of Documents. The form and content of all documents, certificates and other instruments to be delivered by the Shareholder shall be reasonably satisfactory to the Buyer.

       9.5 Opinion of Counsel. The Buyer shall have received the written opinion dated the Closing Date of John A. Calfas, A Professional Corporation, counsel for the Shareholder, in form and substance reasonably satisfactory to the Buyer.

       9.6 Litigation Affecting Closing. No Court Order shall have been issued or entered which would be violated by the completion of the Acquisition or which would impose material conditions or restrictions on the Companies, the Business or the Assets that did not exist prior to the Acquisition. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement, or impose material conditions or restrictions on the Companies, the Business or the Assets after the Acquisition as a consequence of the Acquisition and no Litigation shall be pending against the Companies.

       9.7 Material Adverse Changes. From the date hereof to the Closing Date, neither the Companies, the Business nor the Assets shall have been materially adversely affected or changed (except personnel layoffs and other changes disclosed to Buyer prior to the signing of this Agreement) in any way, including, without limitation, by fire, casualty, act of God or otherwise. There shall be no conditions existing or threatened with respect to the Companies, the Business or the Assets that might be expected to have a material adverse effect on any of them.

       9.8 Regulatory Compliance and Approvals. All approvals required under any Regulations to carry out the Acquisition shad have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition.

       9.9 Consents. The Shareholder or the Companies shall have delivered to the Buyer a waiver of existing defaults, and all consents required to be obtained in connection with the Acquisition in order to avoid a Default as a result of the Acquisition, under any Contract to or by which the Companies are a party or by which they or their assets may be bound or under any License which they hold. Each of the foregoing must be free from material burdensome restrictions and conditions not applicable to the Companies prior to the date of this Agreement.

       9.10 Escrow Agreement. The Buyer, the Shareholder, and the Escrow Agent shall have entered into the Escrow Agreement.

       9.11 Consents and Approvals. The Shareholder and the Companies shall have obtained all consents and approvals necessary to complete the Acquisition and related transactions.

       9.12 Ancillary Documents. Each entity other than the Buyer which is a party to any of the Ancillary Documents shall have executed and delivered such of the Ancillary Documents as it is a party thereto.

       9.13 Spousal Waiver. At the Closing, the Shareholder shall have delivered to the Buyer a written waiver, in form and substance reasonably acceptable to the Buyer from the Shareholder's spouse waiving all of her rights in the Stocks.

       9.14 FIRPTA Certificate. At the Closing, the Shareholder shall have delivered to the Buyer a written certification in accordance with
       Section 1445 of the Code certifying that the Shareholder is not a person subject to withholding under Section 1445 of the Code and containing the Shareholder's address.

       9.15 Shareholder Noncompetition Agreement. As of the Closing, the Shareholder Noncompetition Agreement shall have been duly executed and delivered by the Shareholder and shall be in full force and effect.

       9.16 Financing. At or prior to the Closing, the Buyer shall have obtained all debt and equity financing necessary to consummate the Acquisition, on terms and in amounts satisfactory to the Buyer.

       9.17 State Securities Matters. Prior to the Closing Date, the Companies shall have delivered to the Buyer evidence satisfactory to the Buyer that the Stocks can be transferred to the Buyer in compliance with all applicable state securities laws.

       9.18 Proceedings and Documents. As of the Closing, all corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to the Buyer, and its counsel, and the Buyer shall have received at or prior to the Closing all such documents as it shall have reasonably requested.

       9.19 License Agreement. The Buyer, the Companies and the Shareholder shall have entered into a license agreement, in form the attached hereto as EXHIBIT G (the "LICENSE AGREEMENT").

       9.20 State Tax Escrow Agreement. The Buyer, the Shareholder and the Escrow Agent shall have entered into the State Tax Escrow Agreement.

       9.21 Roof Repair Escrow Agreement. The Buyer, the Shareholder and the Escrow Agent shall have entered into the Roof Repair Escrow Agreement.

       9.22 Audited 1995 Financial Statements. At, and simultaneously with, the Closing, the Companies shall have delivered to the Buyer the Audited Financial Statements, which Audited Financial Statements shall not be, in any material respect, different than, or reflect material differences from, the Latest Year-End Financial Statements, except for possible differences arising from the write-down of certain assets classified as construction-in-progress on the Latest Year-End Balance Sheet and the possible accrual of additional State Taxes in an amount not to exceed $500,000.

10. Conditions Precedent to Obligations of the Shareholder. Subject to waiver as set forth in Section 11.4, the obligations of the Shareholder under this Agreement are subject to the fulfillment to the Shareholder's reasonable satisfaction prior to or at the Closing of each of the following conditions:

       10.1 Buyer Representations True at Closing. The representations and warranties of the Buyer set forth in Section 5 shall be true and correct on and as of the Closing Date with the same effect as if made at that time.

       10.2 Performance by the Buyer. The Buyer shall have performed and satisfied all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date.

       10.3 Officer's Certificate. The Shareholder shall have received a certificate from the Buyer dated the Closing Date certifying in such detail as the Shareholder may reasonably request that each of the conditions described in Sections 10.1 and 10.2 has been fulfilled.

       10.4 Incumbency Certificate. The Shareholder shall have received a certificate of the Secretary or an Assistant Secretary of the Buyer dated the Closing Date certifying to the incumbency of the officers of the Buyer signing for it and as to the authenticity of their signatures.

       10.5 Capitalization of the Buyer as of the Closing Date. The Shareholder shall have received a certificate executed by the President of the Buyer dated the Closing Date setting forth the name, address and number of shares of Common Stock owned and the price per share paid by each of the shareholders of the Buyer as of the Closing Date and further demonstrating that the aggregate number of shares of Common Stock of the Buyer subject to the exercise of the Options granted to the Shareholder under the Option Agreement equals ten percent (10%) of the then outstanding issued and outstanding Common Stock of the Buyer, on a fully diluted basis.

       10.6 Form and Content of Documents. The form and content of all documents, certificates and other instruments to be delivered by the Buyer shall be reasonably satisfactory to the Shareholder.

       10.7 Opinion of Counsel. The Shareholder shall have received the written opinion dated the Closing Date of Hopkins and Sutter, counsel for the Buyer, in form and substance reasonably satisfactory to the Shareholder.

       10.8 Litigation Affecting Closing. No Court Order shall have been issued or entered which would be violated by the completion of the Acquisition. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement.

       10.9 Regulatory Compliance and Approval. All approvals required under any Regulations to carry out the Acquisition shall have been obtained and that the parties have complied with all Regulations applicable to the Acquisition.

       10.10 Ancillary Documents. The Buyer shall have executed and delivered each of the Ancillary Documents to which it is a party.

       10.11 Release of Guarantees. The Buyer shall deliver to the Shareholder releases (which may be subject to the Closing) of all personal liability the Shareholder may have pursuant to the guarantees relating to indebtedness for borrowed money set forth on the Funded Indebtedness Exhibit.

       10.12 Option Agreement. At the Closing, the Buyer shall have executed and delivered to the Shareholder the Option Agreement.


11.    Miscellaneous.

       11.1 Termination by Mutual Consent. This Agreement may be terminated at any time on or prior to the Closing Date by mutual consent of the Shareholder and the Buyer.

       11.2 Termination for Breach. The Buyer may terminate its obligations under this Agreement at any time prior to the Closing Date if the Shareholder or the Companies shall have breached any of their representations, warranties or other obligations under this Agreement in any material respect. The Shareholder and the Companies may likewise terminate their obligations under this Agreement at any time prior to the Closing Date if the Buyer shall have breached any of its representations, warranties or other obligations under this Agreement in any material respect. Such termination may be effected by written notice from either the Buyer or the Shareholder or the Companies, as appropriate, citing the reasons for termination and shall not subject the terminating party to any liability for any valid termination.

       11.3 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, executors, legal representatives, successors and assigns of the Shareholder and by the successors and assigns of the Buyer.

       11.4 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.

       11.5 Notices. Any notice, request demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally to the address set forth below (to the attention of the person identified below), sent by telegram or by registered or certified mail, postage prepaid, or sent by overnight courier service as follows:

              If to Buyer, to:

              Health Valley Company
              c/o Intrepid Food Holdings, Inc.
              135 S. LaSalle Street
              Suite 3800
              Chicago, Illinois 60603
              Attention:    William Voss

              If to the Shareholder, to:

              George Mateljan, Jr.
              c/o John A. Calfas, Esq.
              Suite 1920
              11601 Wilshire Boulevard
              Los Angeles, California 90025

              With a required copy to:

              John A. Calfas, Esq.
              Suite 1920
              11601 Wilshire Boulevard
              Los Angeles, California 90025

       or to such other address as the addressee may have specified in a notice duly given to the sender and to counsel as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or telegraphed or, if mailed, three business days after the date so mailed or if sent by overnight courier service one business day after delivery to such overnight courier.

       11.6 California Law to Govern. This Agreement and the rights and obligations of the parties hereto shall be governed by and interpreted and enforced in accordance with the substantive laws of California. Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Los Angeles,

       California, if such courts have jurisdiction over the subject matter of such suit, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner authorized by California law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

       11.7 Remedies Not Exclusive. Nothing in this Agreement shall be deemed to limit or restrict in any manner other rights or remedies that any party may have against any other party at law, in equity or otherwise.

       11.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and the Companies and their heirs, executors, legal representatives, successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

       11.9 Contents of Agreement. This Agreement, together with any documents referred to herein, sets forth the entire agreement of the parties hereto with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced.

       11.10 Section Headings and Gender. All section headings and the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference in this Agreement to a Section, Exhibit or the Disclosure Schedule shall be deemed to be a reference to a Section, Exhibit or the Disclosure Schedule of this Agreement unless the context otherwise expressly requires.

       11.11 Disclosure Schedule and Exhibits. All attachments, Exhibits and the Disclosure Schedule referred to herein are intended to be and hereby are specifically made a part of this Agreement. An item disclosed in the DISCLOSURE SCHEDULE in response to one Section of this Agreement shall not be deemed disclosed in response to any other Section unless otherwise specifically provided in this Agreement.

       11.12 Fees and Expenses. Each party will bear all of its own expenses in connection with the preparation, execution and negotiation of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, any such expenses incurred by the Companies, including, but not limited to, the fees, expenses and other commissions of Wasserstein Perella & Co., shall be deemed to be expenses of the Shareholder and shall be paid by the Shareholder.

       11.13 Use of Proceeds. The Shareholder will use the proceeds from the sale of the Stocks pursuant to this Agreement to satisfy any obligations that he is obligated, by law or contract to satisfy with such proceeds, which the parties hereto expressly acknowledge and agree do not include those Shareholder guarantees not being released pursuant to Section
       10.11 hereof.

       11.14 Release of Guarantees. Subject to Section 10.11 hereof, the Buyer shall request that the Shareholder be released from all guarantees of obligations of either Company described in items (A), (B) and (C) of
       Section 4.9 hereof and the Companies and Buyer shall jointly and severally indemnify the Shareholder from any liability relating thereto; provided, however, that the Buyer shall not be obligated to satisfy any obligation, provide collateral or give its own guarantee in connection with obtaining such releases.

       11.15 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       11.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

       11.17 Tax Refunds. As additional consideration for the sale by the Shareholder to the Buyer of the Stocks pursuant to this Agreement, the Buyer hereby agrees to cause the Companies to pay to the Shareholder all Tax Refunds promptly upon receipt thereof, or, if any such Tax Refund offsets or otherwise reduces in any way a Tax liability of either Company applicable to or arising out of any period ending after the Closing Date, promptly upon the utilization thereof.

       11.18 Post-Closing Cooperation. From and after the Closing Date, each of the parties shall execute and deliver any and all additional papers, documents and other assurances and shall do any and all acts and things reasonable or necessary in connection with the performances of their respective obligations hereunder.

       11.19 Access to Books and Records; Cooperation. The Buyer shall cause the Companies to provide the Shareholder and the Shareholder's representatives with such reasonable cooperation as the Shareholder shall reasonably request in connection with the Shareholders defense of any action brought by any party other than the Buyer and concerning which the Shareholder reasonably believes (a) the Companies have any books, records or other documents, instruments or papers or other information, or (b) the

       Companies or any of their officers, directors, employees or agents have any knowledge, provided the Shareholder executes a confidentiality agreement reasonably acceptable to the Buyer, which agreement, however, shall permit the Shareholder to use all disclosed information to the extent necessary for such defense. In connection with such defense, the Buyer shall cause the Companies to provide reasonable access to all of the Companies' books, records, Contracts and other documents, instruments and papers (delivered by the Shareholder to the Buyer at the Closing pursuant to Section 3.2 hereof) to the Shareholder and the Shareholder's representatives following no less than two (2) business days' prior written notice from the Shareholder to the Buyer.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                                                  THE SHAREHOLDER



                                                    /S/ George Mateljan, Jr.
                                                  ------------------------------
                                                  George Mateljan, Jr.



                                                  HEALTH VALLEY COMPANY, a
                                                  Delaware corporation


                                                  By:  /S/ William R. Voss
                                                     ---------------------------

                                                  Title:  President
                                                        ------------------------